Exhibit 99.1

NEWS RELEASE

COMERICA REPORTS SECOND QUARTER 2009

NET INCOME OF $18 MILLION

Quarter Boosts Already Strong Capital Ratios

$1.1 Billion Increase in Average Core Deposits

Net Interest Margin Expands

Residential Real Estate Development Drives Credit Metrics

EPS Impact from Preferred Stock Dividends to U.S. Treasury (22 Cents)

DALLAS/July 21, 2009 — Comerica Incorporated (NYSE: CMA) today reported second quarter 2009 net income of $18 million, compared to $9 million for the first quarter 2009 and $56 million for the second quarter 2008.  After preferred dividends of $34 million in the second quarter 2009 and $33 million in the first quarter 2009, the net loss applicable to common stock was $16 million, or $0.10 per diluted share, for the second quarter 2009, compared to a net loss applicable to common stock of $24 million, or $0.16 per diluted share, for the first quarter 2009 and net income applicable to common stock of $56 million, or $0.37 per diluted share, for the second quarter 2008.  Second quarter 2009 included a $312 million provision for loan losses, compared to $203 million for the first quarter 2009 and $170 million for the second quarter 2008.

(dollar amounts in millions, except per share data)	2nd Qtr ‘09		1st Qtr ‘09	2nd Qtr ‘08
Net interest income	$402		$384	$442
Provision for loan losses	312		203	170
Noninterest income	298		223	242
Noninterest expenses	429		397	423
Net income	18		9	56
Preferred stock dividends to U.S. Treasury	34		33	—
Net income (loss) applicable to common stock	(16)		(24)	56
Diluted earnings (loss) per common share	(0.10)		(0.16)	0.37
Tier 1 capital ratio	11.57	% (a)	11.06%	7.45%
Tangible common equity ratio (b)	7.55		7.27	7.47
Net interest margin	2.73		2.53	2.91

(a)       June 30, 2009 ratio is estimated.

(b)       See Reconciliation of Non-GAAP Financial Measures.

“The second quarter results reflect the difficult economic environment, particularly the residential real estate development challenges,” said Ralph W. Babb Jr., chairman and chief executive officer. “We are managing through this environment by quickly identifying problem loans, building our loan loss reserve credit-by-credit, and strengthening our already solid capital position.

“While there are some signs the economy may be bottoming, businesses and individuals are still feeling the effects of this prolonged recession. They remain cautious in an environment in which unemployment rates have continued to rise.

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COMERICA REPORTS SECOND QUARTER 2009 RESULTS

“Like the industry as a whole, we continue to see weak loan demand across our geographic markets. This mirrors the sharp slowdown in commercial and industrial loan growth that was evident in all 10 post-World War II recessions.

“We were pleased to see continued strong growth in average core deposits in the second quarter and, as expected, expansion of the net interest margin.  We remain focused on our customers and vigilant in controlling our expenses.

“Our capital ratios increased from already strong levels, as evidenced by a tangible common equity ratio of 7.55 percent.”

Second Quarter 2009 Compared to First Quarter 2009

•                  Average earning assets decreased $2.2 billion, reflecting a $1.9 billion decrease in average loans and a $340 million decrease in investment securities, which resulted from the sale of mortgage-backed government agency securities and the redemption of auction-rate securities.

•                  Average loans declined in all markets and nearly all business lines. The declines reflected reduced demand from customers in a contracting economic environment.

•                  Average core deposits, excluding the Financial Services Division, increased $1.1 billion in the second quarter 2009, reflecting a $1.0 billion increase in noninterest-bearing deposits.

•                  The net interest margin of 2.73 percent increased 20 basis points, from 2.53 percent in the first quarter 2009, primarily reflecting increasing loan spreads and maturities of higher-cost time deposits.

•                  Net credit-related charge-offs were $248 million, or 2.08 percent of average total loans, for the second quarter 2009, compared to $157 million, or 1.26 percent of average total loans, for the first quarter 2009, with the increases concentrated primarily in Leasing and Middle Market Banking in the Midwest and residential real estate development in Florida and Other markets.  Net credit-related charge-offs in the Texas and Western markets were stable. The provision for loan losses was $312 million for the second quarter 2009, compared to $203 million for the first quarter 2009, and the period-end allowance to total loans ratio increased to 1.89 percent from 1.68 percent at March 31, 2009.

•                  Noninterest income increased $75 million, primarily the result of a $100 million increase in net securities gains (substantially from sales of mortgage-backed government agency securities) and a $13 million increase in deferred compensation asset returns (offset by an increase in deferred compensation plan costs in noninterest expenses), partially offset by a decline resulting from a $16 million second quarter 2009 loss on the termination of leveraged leases compared to a $24 million first quarter 2009 gain on the termination of leveraged leases.

•                  Noninterest expenses increased $32 million from the first quarter, primarily due to a $30 million increase in FDIC insurance expense, reflecting an industry-wide FDIC special assessment charge in the second quarter 2009, and a $13 million increase in deferred compensation plan costs, partially offset by decreases in discretionary expenses and workforce. Excluding the FDIC special assessment charge, annualized noninterest expenses remain nearly 10 percent below noninterest expenses for the full-year 2008.

•                  The provision for income taxes decreased $58 million from the first quarter, primarily due to a change in the method of determining interim period (quarterly) federal taxes.  The second quarter 2009 provision for income taxes also was reduced by approximately $8 million in net adjustments including settlements related to federal and state tax audits.

•                  The estimated Tier 1 common ratio was 7.65 percent and the estimated Tier 1 capital ratio was 11.57 percent at June 30, 2009, increases of 33 basis points and 51 basis points, respectively, from March 31, 2009.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income	$402	$384	$442

Net interest margin	2.73%	2.53%	2.91%

Selected average balances:
Total earning assets	$59,522	$61,752	$61,088
Total investment securities	9,786	10,126	8,296
Total loans	47,648	49,556	52,367
Total loans, excluding FSD loans (primarily low-rate)	47,432	49,344	51,898

Total core deposits (a), excluding FSD	33,059	31,946	32,057
Total noninterest-bearing deposits	12,546	11,364	10,648
Total noninterest-bearing deposits, excluding FSD	11,132	10,095	8,825

(a)       Core deposits exclude other time deposits and foreign office time deposits.

•                  The $18 million increase in net interest income in the second quarter 2009, when compared to first quarter 2009, resulted primarily from an increase in the net interest margin and the impact of one more day ($4 million), partially offset by a decline in earning assets (primarily loans).

•                  Second quarter 2009 average core deposits, excluding the Financial Services Division, increased $1.1 billion compared to first quarter 2009, reflecting a $1.0 billion increase in noninterest-bearing deposits. The increase in noninterest-bearing deposits occurred across all business segments and from both commercial and consumer customers.

•                  The net interest margin of 2.73 percent increased 20 basis points, compared to first quarter 2009, primarily reflecting increasing loan spreads and maturities of higher-cost time deposits. The net interest margin was reduced by approximately eight basis points in each of the first two quarters of 2009 from excess liquidity, which was represented by $1.8 billion of average balances deposited with the Federal Reserve Bank. Excess liquidity resulted from strong deposit growth and security sales at a time when loan demand remained weak.

•                  Total average Financial Services Division noninterest-bearing deposits increased $145 million from the first quarter 2009. This division serves title and escrow companies that facilitate residential mortgage transactions and benefits from customer deposits related to mortgage escrow balances. Noninterest-bearing deposits increased primarily due to increased mortgage activity.

Noninterest Income

Noninterest income was $298 million for the second quarter 2009, compared to $223 million for the first quarter 2009 and $242 million for the second quarter 2008. Noninterest income in the second quarter 2009 included $113 million of net securities gains, primarily from gains from sales of mortgage-backed government agency securities ($109 million) and from redemptions of auction-rate securities ($3 million), compared to net securities gains of $13 million in the first quarter 2009.  Securities were sold based on Comerica’s expectation that mortgage rates will rise over time (i.e., securities prices will decline) and, with interest rates near zero, there is no longer a need to hold a large portfolio of fixed rate securities to mitigate the impact of potential future rate declines on net interest income. Noninterest income in the second quarter 2009 also reflected a $6 million gain on the sale of Comerica’s proprietary defined contribution plan recordkeeping business.  Deferred compensation asset returns were $8 million in the second quarter 2009, an increase of $13 million when compared to the first quarter 2009 (offset by an increase in deferred compensation plan costs in noninterest expenses). The second quarter 2009 included a $16 million loss on the termination of leveraged leases compared to a $24 million first quarter 2009 gain on the termination of leveraged leases (both the loss and the gain are included in “other noninterest income”). Selected categories of noninterest income are highlighted in the following table.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

(in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net securities gains	$113	$13	$14
Other noninterest income
Gain (loss) from termination of leveraged leases	(16)	24	—
Net loss from principal investing and warrants	(4)	(2)	(3)
Deferred compensation asset returns (a)	8	(5)	4
Net gain on sale of business	6	—	—

(a)       Compensation deferred by Comerica officers is invested in stocks and bonds to reflect the investment selections of the officers. Income (loss) earned on these assets is reported in noninterest income and the offsetting increase (decrease) in the liability is reported in salaries expense.

Noninterest Expenses

Noninterest expenses were $429 million for the second quarter 2009, compared to $397 million for the first quarter 2009 and $423 million for the second quarter 2008. The $32 million increase in noninterest expenses in the second quarter 2009, compared to the first quarter 2009, reflected a $30 million increase in FDIC insurance expense, resulting from an industry-wide FDIC special assessment charge in the second quarter 2009, and a $13 million increase in deferred compensation plan costs.  Regular salaries decreased $5 million, impacted by reductions in full-time equivalent staff of approximately 200 and 490 in the second quarter 2009 and first quarter 2009, respectively.  Certain categories of noninterest expenses are highlighted in the table below.

	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Salaries
Regular salaries	$142	$147	$151
Severance	(1)	5	1
Incentives (including commissions)	15	13	35
Deferred compensation plan costs	8	(5)	4
Share-based compensation	7	11	11
Total salaries	171	171	202
Employee benefits
Pension expense	14	16	5
Other benefits	39	38	43
Severance-related benefits	—	1	—
Total employee benefits	53	55	48

FDIC insurance expense	45	15	2
Customer services	1	—	3
Provision for credit losses on lending-related commitments	(4)	(1)	7
Other noninterest expenses
Other real estate expense	10	7	1

Tax-related items

The provision for income taxes in the second quarter 2009 decreased $58 million, when compared to the first quarter 2009, primarily due to a change in the method used to determine interim period (quarterly) federal taxes.  Beginning in the second quarter 2009, Comerica calculated income taxes discretely based on actual year-to-date 2009 pre-tax results.  In the first quarter 2009 and prior periods, Comerica calculated taxes by applying an estimated annual effective tax rate to year-to-date pre-tax results.  The change in method resulted in an approximately $20 million decrease in the income tax provision in the second quarter 2009.  If the same methodology had been applied in the first quarter, the income tax provision recorded in the first quarter 2009 would have been approximately $20 million lower. The decrease in the provision for income taxes in the second quarter 2009 also reflected approximately $8 million of net adjustments including settlements related to federal and state tax audits.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Credit Quality

“The key credit issue for us remains in our Commercial Real Estate line of business, predominantly residential real estate development,” said Babb.  “We have seen signs of stabilization in the residential real estate portfolio in California.  Texas has held up relatively well, and we have been working through issues related to falling home prices in Michigan for several years. Florida had performed well for us, but the prolonged recession has recently taken a toll on our residential real estate development portfolio in that state, as well as in other markets.

“We are managing these problem loans effectively.  We are conducting in-depth reviews, obtaining current independent appraisals, taking the appropriate charge-offs and providing incremental reserves to reflect the challenges of this difficult economic environment.

“With regard to the automotive industry, we have anticipated and planned for the restructuring now underway, and no longer have any direct exposure to Chrysler or General Motors.  Our top-tier, mega-franchise auto dealer strategy continues to work well for us.  We have maintained excellent credit quality within our auto dealer portfolio, with no nonaccruals or charge-offs in the second quarter.  We have no material exposure to dealers which are closing.

“Within our automotive supplier portfolio, which we have continued to reduce, many of our customers who supply General Motors or Chrysler have been named essential suppliers by those automakers, and are expected to continue to operate.  Excluding a $21 million charge-off related to a General Motors leveraged lease, net auto-related charge-offs in the second quarter remained at a low level.”

•                  The allowance to total loans ratio increased to 1.89 percent at June 30, 2009, from 1.68 percent at March 31, 2009 and 1.28 percent at June 30, 2008.

•                  The provision for loan losses increased in the Midwest, Texas, Florida and Other markets. The provision in the Western market, which was relatively unchanged, benefited from a decline in Commercial Real Estate.

•                  Net credit-related charge-offs in the Commercial Real Estate business line in the second quarter 2009 were $108 million, of which $34 million were from residential real estate developers in the Western market. Comparable numbers for the first quarter 2009 were $74 million in total, of which $47 million were from residential real estate developers in the Western market. Commercial Real Estate net credit-related charge-offs were stable in the Midwest and Texas markets, and increased in Florida and Other markets.

•                  Net credit-related charge-offs excluding the Commercial Real Estate business line were $140 million in the second quarter 2009, or 1.35 percent of average non-Commercial Real Estate loans, compared to $83 million, or 76 basis points, in the first quarter 2009.  The $57 million increase in non-Commercial Real Estate net credit-related charge-offs, when compared to the first quarter 2009, was primarily due to increases in Specialty Businesses ($21 million), reflecting a $21 million charge-off related to a General Motors leveraged lease, Middle Market ($21 million), and Global Corporate ($13 million). Small Business and Private Banking were stable.

•                  Nonperforming assets increased to 2.64 percent of total loans and foreclosed property at June 30, 2009. During the second quarter 2009, $419 million of loan relationships greater than $2 million were transferred to nonaccrual status, an increase of $178 million from the first quarter 2009.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the second quarter 2009, $204 million were in the Commercial Real Estate business line, $79 million were in Middle Market and $78 million were in Global Corporate.

•                  Nonaccrual loans were charged down 39 percent as of June 30, 2009, compared to 36 percent as of March 31, 2009 and 28 percent one year ago.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net loan charge-offs	$248	$157	$112
Net lending-related commitment charge-offs	—	—	1
Total net credit-related charge-offs	248	157	113
Net loan charge-offs/Average total loans	2.08%	1.26%	0.86%
Net credit-related charge-offs/Average total loans	2.08	1.26	0.86

Provision for loan losses	$312	$203	$170
Provision for credit losses on lending-related commitments	(4)	(1)	7
Total provision for credit losses	308	202	177

Nonperforming loans	1,130	982	731
Nonperforming assets (NPAs)	1,230	1,073	748
NPAs/Total loans and foreclosed property	2.64%	2.20%	1.44%

Loans past due 90 days or more and still accruing	210	207	112

Allowance for loan losses	$880	$816	$663
Allowance for credit losses on lending-related commitments (a)	33	37	31
Total allowance for credit losses	913	853	694
Allowance for loan losses/Total loans	1.89%	1.68%	1.28%
Allowance for loan losses/Nonperforming loans	78	83	91

(a)       Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $63.6 billion and $5.0 billion, respectively, at June 30, 2009, compared to $67.4 billion and $5.0 billion, respectively, at March 31, 2009. There were approximately 151 million common shares outstanding at June 30, 2009.

Comerica’s tangible common equity ratio was 7.55 percent at June 30, 2009. The second quarter 2009 estimated Tier 1 common, Tier 1 and total risk-based capital ratios were 7.65 percent, 11.57 percent and 15.96 percent, respectively.

2009 Outlook

•                  Management continues to focus on developing new and expanding existing customer relationships.  Management expects subdued loan demand in light of a domestic economy that is expected to continue contracting in the near term.

•                  Management expects the net interest margin to benefit from improved loan pricing and maturities of higher-cost wholesale funding.  Excess liquidity is expected to offset those benefits for the near-term, with the third quarter 2009 net interest margin expected to be relatively unchanged from the second quarter. Excess liquidity is expected to diminish during the fourth quarter from maturities of wholesale funding, resulting in net interest margin expansion. The target federal funds and short-term LIBOR rates are expected to remain flat for the remainder of 2009.

•                  Based on no significant further deterioration of the economic environment, management expects net credit-related charge-offs in the third quarter 2009 to be similar to second quarter 2009 and to improve modestly in the fourth quarter 2009. The provision for credit losses is expected to continue to exceed net charge-offs.

•                  Management expects additional securities gains from the sale of mortgage-backed government agency securities.

•                  Management expects a mid- to high-single digit decrease in full-year 2009 noninterest expenses, compared to full-year 2008, due to control of discretionary expenses and workforce.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at June 30, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2009 results compared to first quarter 2009.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	2nd Qtr ‘09			1st Qtr ‘09		2nd Qtr ‘08
Business Bank	$5	N/M	%	$56	91%	$57	73%
Retail Bank	(18)	N/M		(7)	(12)	7	9
Wealth & Institutional Management	15	N/M		13	21	14	18
	2	100%		62	100%	78	100%
Finance	8			(50)		(5)
Other (a)	8			(3)		(17)
Total	$18			$9		$56

N/M - Not Meaningful.

(a)       Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$328	$312	$296
Provision for loan losses	252	177	123
Noninterest income	50	93	92
Noninterest expenses	157	157	185
Net income	5	56	57

Net credit-related charge-offs	211	123	96

Selected average balances:
Assets	37,521	39,505	42,335
Loans	36,760	38,527	41,510
FSD loans	216	212	469
Deposits	14,827	14,040	15,384
FSD deposits	1,866	1,886	2,817

Net interest margin	3.58%	3.28%	2.86%

•                  Average loans decreased $1.8 billion, resulting from declines across all markets and nearly all businesses.

•                  Average deposits, excluding the Financial Services Division, increased $807 million, increasing in most businesses, but primarily in Global Corporate.

•                  The net interest margin of 3.58 percent increased 30 basis points, primarily due to an increase in loan and deposit spreads and an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $75 million, reflecting increases in Leasing, Commercial Real Estate, Global Corporate and Middle Market.

•                  Noninterest income decreased $43 million.  The second quarter 2009 included a $16 million loss on the termination of leveraged leases compared to a $24 million first quarter 2009 gain on the termination of leveraged leases.

•                  Noninterest expenses were unchanged as increases in FDIC insurance expense, due to the special assessment charge, and other real estate expenses were offset by declines in salaries and benefit expenses and the provision for credit losses on lending-related commitments.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Retail Bank

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$128	$126	$146
Provision for loan losses	42	23	29
Noninterest income	46	46	54
Noninterest expenses	167	161	161
Net income (loss)	(18)	(7)	7

Net credit-related charge-offs	29	26	14

Selected average balances:
Assets	6,693	6,875	7,100
Loans	6,115	6,284	6,348
Deposits	17,666	17,391	17,043

Net interest margin	2.90%	2.93%	3.45%

•                  Average loans decreased $169 million, across all businesses.

•                  Average deposits increased $275 million.  With the exception of certificates of deposit, all deposit categories increased in the second quarter 2009 compared to the first quarter 2009.

•                  The provision for loan losses increased $19 million, primarily due to increased provisions in Personal Banking for home equity and residential mortgage loans, and Small Business.

•                  Noninterest expenses increased $6 million, primarily due to the FDIC special assessment charge, partially offset by a decrease in salaries and benefit expenses.

Wealth and Institutional Management

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$40	$36	$37
Provision for loan losses	13	10	5
Noninterest income	73	70	74
Noninterest expenses	77	75	83
Net income	15	13	14

Net credit-related charge-offs	8	8	3

Selected average balances:
Assets	4,965	4,870	4,646
Loans	4,776	4,750	4,502
Deposits	2,599	2,429	2,493

Net interest margin	3.29%	3.11%	3.29%

•                  Average loans increased $26 million.

•                  Average deposits increased $170 million, primarily due to an increase in NOW and noninterest-bearing accounts.

•                  The net interest margin of 3.29 percent increased 18 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in NOW and noninterest-bearing accounts.

•                  The provision for loan losses increased $3 million.

•                  Noninterest income increased $3 million, due to a $6 million second quarter 2009 gain on the sale of Comerica’s proprietary defined contribution plan recordkeeping business.

•                  Noninterest expenses increased $2 million, primarily due to the FDIC special assessment charge.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at June 30, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2009 results compared to first quarter 2009.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	2nd Qtr ‘09			1st Qtr ‘09		2nd Qtr ‘08
Midwest	$—	N/M	%	$29	49%	$52	68%
Western	(7)	N/M		(7)	(11)	(20)	(26)
Texas	5	N/M		15	23	17	21
Florida	(8)	N/M		(6)	(10)	(1)	(2)
Other Markets	6	N/M		22	34	23	29
International	6	N/M		9	15	7	10
	2	100%		62	100%	78	100%
Finance & Other Businesses (a)	16			(53)		(22)
Total	$18			$9		$56

N/M - Not Meaningful.

(a)       Includes discontinued operations and items not directly associated with the geographic markets.

Midwest

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$200	$194	$172
Provision for loan losses	119	83	24
Noninterest income	92	127	136
Noninterest expenses	186	194	205
Net income	—	29	52

Net credit-related charge-offs	99	54	42

Selected average balances:
Assets	18,122	19,139	19,846
Loans	17,427	18,267	19,224
Deposits	17,166	16,699	16,021

Net interest margin	4.56%	4.30%	3.59%

•                  Average loans decreased $840 million, resulting from declines in Middle Market, National Dealer Services, Leasing and Commercial Real Estate.

•                  Average deposits increased $467 million, due to increases in Global Corporate and Personal Banking.

•                  The net interest margin of 4.56 percent increased 26 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $36 million, primarily due to increases in Leasing, Personal Banking, Small Business and Middle Market.

•                  Noninterest income decreased $35 million.  The second quarter 2009 included a $16 million loss on the termination of leveraged leases compared to a $24 million first quarter 2009 gain on the termination of leveraged leases.

•                  Noninterest expenses decreased $8 million as an increase in FDIC insurance expense, due to the special assessment charge, was more than offset by a decrease in the provision for credit losses on lending-related commitments and nominal decreases in numerous discretionary expense categories.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Western Market

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$154	$146	$171
Provision for loan losses	90	88	113
Noninterest income	32	36	34
Noninterest expenses	113	104	115
Net income (loss)	(7)	(7)	(20)

Net credit-related charge-offs	70	76	59

Selected average balances:
Assets	14,901	15,443	17,269
Loans	14,684	15,253	16,945
FSD loans	216	212	469
Deposits	10,717	10,640	12,346
FSD deposits	1,678	1,746	2,611

Net interest margin	4.20%	3.91%	4.05%

•                  Average loans decreased $569 million, due to declines in National Dealer Services, Technology and Life Sciences and Commercial Real Estate.

•                  Average deposits, excluding the Financial Services Division, increased $145 million, primarily due to an increase in Private Banking.

•                  The net interest margin of 4.20 percent increased 29 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $2 million.

•                  Noninterest income decreased $4 million, reflecting nominal decreases in numerous categories.

•                  Noninterest expenses increased $9 million, primarily due to the FDIC special assessment charge and increases in other real estate and customer services expenses, partially offset by a decrease in salaries and benefit expenses.

Texas Market

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$73	$70	$74
Provision for loan losses	28	9	6
Noninterest income	21	21	22
Noninterest expenses	60	58	63
Net income	5	15	17

Total net credit-related charge-offs	11	8	3

Selected average balances:
Assets	7,798	8,069	8,063
Loans	7,547	7,847	7,795
Deposits	4,496	4,198	4,061

Net interest margin	3.88%	3.62%	3.79%

•                  Average loans decreased $300 million, primarily due to decreases in Middle Market and National Dealer Services.

•                  Average deposits increased $298 million, primarily due to increases in Global Corporate, Middle Market and Personal Banking.

•                  The net interest margin of 3.88 percent increased 26 basis points, primarily due to an increase in loan spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $19 million, due to increases in Middle Market, Energy Lending and Small Business.

•                  Noninterest expenses increased $2 million as an increase in FDIC insurance expense, due to the special assessment charge, was partially offset by a decline in salaries and benefit expenses.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Florida Market

(dollar amounts in millions)	2nd Qtr ‘09	1st Qtr ‘09	2nd Qtr ‘08
Net interest income (FTE)	$11	$11	$12
Provision for loan losses	20	15	7
Noninterest income	3	3	4
Noninterest expenses	9	8	11
Net income (loss)	(8)	(6)	(1)

Net credit-related charge-offs	23	12	8

Selected average balances:
Assets	1,820	1,869	1,854
Loans	1,820	1,878	1,851
Deposits	331	253	306

Net interest margin	2.44%	2.31%	2.51%

•                  Average loans decreased $58 million, due to a decrease in National Dealer Services.

•                  Average deposits increased $78 million, due to increases in the Financial Services Division and Private Banking.

•                  The net interest margin of 2.44 percent increased 13 basis points, primarily due to the benefit provided  by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $5 million, primarily due to an increase in Commercial Real Estate, partially offset by a decrease in Private Banking.

Conference Call and Webcast

Comerica will host a conference call to review second quarter 2009 financial results at 7 a.m. CT Tuesday, July 21, 2009. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 14969532). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through July 31, 2009. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 14969532). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

COMERICA REPORTS SECOND QUARTER 2009 RESULTS

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, changes related to the headquarters relocation or to its underlying assumptions, the effects of recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, and actions taken by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking  and the Federal Deposit Insurance Corporation, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts  and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Walter Galloway
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in millions, except per share data)	2009	2009	2008	2009	2008
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income (loss)	$(0.10)	$(0.16)	$0.37	$(0.26)	$1.09
Cash dividends declared	0.05	0.05	0.66	0.10	1.32
Common shareholders’ equity (at period end)	32.70	33.32	33.78

Average diluted shares (in thousands)	151,490	151,353	150,819	151,422	150,774
KEY RATIOS
Return on average common shareholders’ equity	(1.25)%	(1.90)%	4.25%	(1.58)%	6.34%
Return on average assets	0.11	0.06	0.33	0.08	0.51
Tier 1 common capital ratio (a) (b)	7.65	7.32	6.79
Tier 1 risk-based capital ratio (b)	11.57	11.06	7.45
Total risk-based capital ratio (b)	15.96	15.36	11.21
Leverage ratio (b)	12.12	11.65	8.53
Tangible common equity ratio (a)	7.55	7.27	7.47
AVERAGE BALANCES
Commercial loans	$25,657	$27,180	$29,280	$26,413	$29,230
Real estate construction loans	4,325	4,510	4,843	4,417	4,827
Commercial mortgage loans	10,476	10,431	10,374	10,454	10,258
Residential mortgage loans	1,795	1,846	1,906	1,821	1,911
Consumer loans	2,572	2,574	2,549	2,573	2,499
Lease financing	1,227	1,300	1,352	1,263	1,349
International loans	1,596	1,715	2,063	1,655	2,036
Total loans	47,648	49,556	52,367	48,596	52,110

Earning assets	59,522	61,752	61,088	60,631	60,303
Total assets	64,256	66,737	65,963	65,490	64,945
Noninterest-bearing deposits	12,546	11,364	10,648	11,958	10,635
Interest-bearing core deposits	22,379	22,468	24,226	22,423	24,606
Total core deposits	34,925	33,832	34,874	34,381	35,241
Common shareholders’ equity	5,016	5,024	5,193	5,020	5,193
Total shareholders’ equity	7,153	7,155	5,193	7,154	5,193
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis) (c)	$404	$386	$443	$790	$920
Fully taxable equivalent adjustment	2	2	1	4	2
Net interest margin (c)	2.73%	2.53%	2.91%	2.63%	3.07%
CREDIT QUALITY
Nonaccrual loans	$1,130	$982	$731
Reduced-rate loans	—	—	—
Total nonperforming loans	1,130	982	731
Foreclosed property	100	91	17
Total nonperforming assets	1,230	1,073	748

Loans past due 90 days or more and still accruing	210	207	112

Gross loan charge-offs	257	161	118	$418	$234
Loan recoveries	9	4	6	13	12
Net loan charge-offs	248	157	112	405	222
Lending-related commitment charge-offs	—	—	1	—	1
Total net credit-related charge-offs	248	157	113	405	223

Allowance for loan losses	880	816	663
Allowance for credit losses on lending-related commitments	33	37	31
Total allowance for credit losses	913	853	694

Allowance for loan losses as a percentage of total loans	1.89%	1.68%	1.28%
Net loan charge-offs as a percentage of average total loans	2.08	1.26	0.86	1.67%	0.85%
Net credit-related charge-offs as a percentage of average total loans	2.08	1.26	0.86	1.67	0.86
Nonperforming assets as a percentage of total loans and foreclosed property	2.64	2.20	1.44
Allowance for loan losses as a percentage of total nonperforming loans	78	83	91

(a)          See Reconciliation of Non-GAAP Financial Measures.

(b)         June 30, 2009 ratios are estimated.

(c)          Second quarter 2008 net interest income declined $30 million due to a tax-related non-cash lease income charge.  Excluding this charge, the net interest margin would have been 3.10% and 3.17% for the three- and six-month periods ended June 30, 2008.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	June 30,
(in millions, except share data)	2009	2009	2008	2008
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$948	$952	$913	$1,698

Federal funds sold and securities purchased under agreements to resell	650	—	202	77
Interest-bearing deposits with banks	3,542	2,558	2,308	30
Other short-term investments	129	248	158	219

Investment securities available-for-sale	7,757	10,844	9,201	8,243

Commercial loans	24,922	26,431	27,999	28,763
Real estate construction loans	4,152	4,379	4,477	4,684
Commercial mortgage loans	10,400	10,514	10,489	10,504
Residential mortgage loans	1,759	1,836	1,852	1,879
Consumer loans	2,562	2,577	2,592	2,594
Lease financing	1,234	1,232	1,343	1,351
International loans	1,523	1,655	1,753	1,976
Total loans	46,552	48,624	50,505	51,751
Less allowance for loan losses	(880)	(816)	(770)	(663)
Net loans	45,672	47,808	49,735	51,088

Premises and equipment	667	676	683	674
Customers’ liability on acceptances outstanding	7	10	14	15
Accrued income and other assets	4,258	4,274	4,334	3,959
Total assets	$63,630	$67,370	$67,548	$66,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$13,558	$12,645	$11,701	$11,860

Money market and NOW deposits	12,352	12,240	12,437	14,506
Savings deposits	1,348	1,328	1,247	1,391
Customer certificates of deposit	8,524	8,815	8,807	7,746
Other time deposits	4,593	6,372	7,293	5,940
Foreign office time deposits	616	494	470	879
Total interest-bearing deposits	27,433	29,249	30,254	30,462
Total deposits	40,991	41,894	41,955	42,322

Short-term borrowings	490	2,207	1,749	4,075
Acceptances outstanding	7	10	14	15
Accrued expenses and other liabilities	1,478	1,464	1,625	1,651
Medium- and long-term debt	13,571	14,612	15,053	12,858
Total liabilities	56,537	60,187	60,396	60,921

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 6/30/09, 3/31/09 and 12/31/08	2,140	2,134	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 6/30/09, 3/31/09, 12/31/08 and 6/30/08	894	894	894	894
Capital surplus	731	727	722	576
Accumulated other comprehensive loss	(342)	(238)	(309)	(207)
Retained earnings	5,257	5,252	5,345	5,451
Less cost of common stock in treasury - 27,620,471 shares at 6/30/09, 27,580,899 shares at 3/31/09, 28,244,967 shares at 12/31/2008 and 28,281,490 shares at 6/30/08	(1,587)	(1,586)	(1,629)	(1,632)
Total shareholders’ equity	7,093	7,183	7,152	5,082
Total liabilities and shareholders’ equity	$63,630	$67,370	$67,548	$66,003

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2009	2008	2009	2008

INTEREST INCOME
Interest and fees on loans	$447	$633	$899	$1,403
Interest on investment securities	103	101	212	189
Interest on short-term investments	2	3	4	8
Total interest income	552	737	1,115	1,600

INTEREST EXPENSE
Interest on deposits	106	182	231	435
Interest on short-term borrowings	—	19	2	48
Interest on medium- and long-term debt	44	94	96	199
Total interest expense	150	295	329	682
Net interest income	402	442	786	918
Provision for loan losses	312	170	515	329
Net interest income after provision for loan losses	90	272	271	589

NONINTEREST INCOME
Service charges on deposit accounts	55	59	113	117
Fiduciary income	41	51	83	103
Commercial lending fees	19	20	37	36
Letter of credit fees	16	18	32	33
Card fees	12	16	24	30
Brokerage fees	8	10	17	20
Foreign exchange income	11	12	20	22
Bank-owned life insurance	10	8	18	18
Net securities gains	113	14	126	36
Other noninterest income	13	34	51	64
Total noninterest income	298	242	521	479

NONINTEREST EXPENSES
Salaries	171	202	342	402
Employee benefits	53	48	108	95
Total salaries and employee benefits	224	250	450	497
Net occupancy expense	38	36	79	74
Equipment expense	15	16	31	31
Outside processing fee expense	25	28	50	51
Software expense	20	20	40	39
FDIC insurance expense	45	2	60	4
Customer services	1	3	1	9
Litigation and operational losses (recoveries)	3	3	5	(5)
Provision for credit losses on lending-related commitments	(4)	7	(5)	11
Other noninterest expenses	62	58	115	115
Total noninterest expenses	429	423	826	826
Income (loss) from continuing operations before income taxes	(41)	91	(34)	242
Provision (benefit) for income taxes	(59)	35	(60)	76
Income from continuing operations	18	56	26	166
Income (loss) from discontinued operations, net of tax	—	—	1	(1)
NET INCOME	18	56	27	165
Preferred stock dividends	34	—	67	—
Net income (loss) applicable to common stock	$(16)	$56	$(40)	$165

Basic earnings per common share:
Income (loss) from continuing operations	$(0.11)	$0.37	$(0.27)	$1.10
Net income (loss)	(0.10)	0.37	(0.26)	1.09

Diluted earnings per common share:
Income (loss) from continuing operations	(0.11)	0.37	(0.27)	1.10
Net income (loss)	(0.10)	0.37	(0.26)	1.09

Cash dividends declared on common stock	8	100	15	199
Cash dividends declared per common share	0.05	0.66	0.10	1.32

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Second	First	Fourth	Third	Second	Second Quarter 2009 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	First Quarter 2009		Second Quarter 2008
(in millions, except per share data)	2009	2009	2008	2008	2008	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$447	$452	$612	$634	$633	$(5)	(1)%	$(186)	(29)%
Interest on investment securities	103	109	101	99	101	(6)	(6)	2	2
Interest on short-term investments	2	2	3	2	3	—	20	(1)	(36)
Total interest income	552	563	716	735	737	(11)	(2)	(185)	(25)

INTEREST EXPENSE
Interest on deposits	106	125	158	141	182	(19)	(15)	(76)	(42)
Interest on short-term borrowings	—	2	9	30	19	(2)	(70)	(19)	(97)
Interest on medium- and long-term debt	44	52	118	98	94	(8)	(14)	(50)	(53)
Total interest expense	150	179	285	269	295	(29)	(16)	(145)	(49)
Net interest income	402	384	431	466	442	18	4	(40)	(9)
Provision for loan losses	312	203	192	165	170	109	54	142	84
Net interest income after provision for loan losses	90	181	239	301	272	(91)	(51)	(182)	(67)

NONINTEREST INCOME
Service charges on deposit accounts	55	58	55	57	59	(3)	(3)	(4)	(4)
Fiduciary income	41	42	47	49	51	(1)	(2)	(10)	(18)
Commercial lending fees	19	18	16	17	20	1	3	(1)	(8)
Letter of credit fees	16	16	17	19	18	—	5	(2)	(9)
Card fees	12	12	13	15	16	—	7	(4)	(23)
Brokerage fees	8	9	12	10	10	(1)	(6)	(2)	(19)
Foreign exchange income	11	9	7	11	12	2	13	(1)	(13)
Bank-owned life insurance	10	8	9	11	8	2	11	2	10
Net securities gains	113	13	4	27	14	100	N/M	99	N/M
Other noninterest income	13	38	(6)	24	34	(25)	(65)	(21)	(61)
Total noninterest income	298	223	174	240	242	75	34	56	24

NONINTEREST EXPENSES
Salaries	171	171	187	192	202	—	(1)	(31)	(16)
Employee benefits	53	55	53	46	48	(2)	(3)	5	12
Total salaries and employee benefits	224	226	240	238	250	(2)	(1)	(26)	(10)
Net occupancy expense	38	41	42	40	36	(3)	(7)	2	4
Equipment expense	15	16	16	15	16	(1)	(3)	(1)	(2)
Outside processing fee expense	25	25	27	26	28	—	2	(3)	(9)
Software expense	20	20	19	18	20	—	3	—	4
FDIC insurance expense	45	15	7	6	2	30	N/M	43	N/M
Customer services	1	—	2	2	3	1	N/M	(2)	(40)
Litigation and operational losses	3	2	3	105	3	1	32	—	(32)
Provision for credit losses on lending-related commitments	(4)	(1)	(2)	9	7	(3)	N/M	(11)	N/M
Other noninterest expenses	62	53	57	55	58	9	14	4	6
Total noninterest expenses	429	397	411	514	423	32	8	6	2
Income (loss) from continuing operations before income taxes	(41)	7	2	27	91	(48)	N/M	(132)	N/M
Provision (benefit) for income taxes	(59)	(1)	(17)	—	35	(58)	N/M	(94)	N/M
Income from continuing operations	18	8	19	27	56	10	N/M	(38)	(68)
Income (loss) from discontinued operations, net of tax	—	1	1	1	—	(1)	(77)	—	N/M
NET INCOME	18	9	20	28	56	9	87	(38)	(68)
Preferred stock dividends	34	33	17	—	—	1	—	34	N/M
Net income (loss) applicable to common stock	$(16)	$(24)	$3	$28	$56	$8	34%	$(72)	N/M %

Basic earnings per common share:
Income (loss) from continuing operations	$(0.11)	$(0.16)	$0.01	$0.18	$0.37	$0.05	31%	$(0.48)	N/M %
Net income (loss)	(0.10)	(0.16)	0.02	0.19	0.37	0.06	38	(0.47)	N/M

Diluted earnings per common share:
Income (loss) from continuing operations	(0.11)	(0.16)	0.01	0.18	0.37	0.05	31	(0.48)	N/M
Net income (loss)	(0.10)	(0.16)	0.02	0.19	0.37	0.06	38	(0.47)	N/M

Cash dividends declared on common stock	8	7	50	99	100	1	1	(92)	(92)
Cash dividends declared per common share	0.05	0.05	0.33	0.66	0.66	—	—	(0.61)	(92)

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2009		2008
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$816	$770	$712	$663	$605

Loan charge-offs:
Commercial	88	61	66	48	36
Real estate construction:
Commercial Real Estate business line	81	57	35	40	57
Other business lines	—	—	—	—	—
Total real estate construction	81	57	35	40	57
Commercial mortgage:
Commercial Real Estate business line	23	16	21	17	14
Other business lines	23	18	8	11	7
Total commercial mortgage	46	34	29	28	21
Residential mortgage	2	2	5	1	1
Consumer	12	6	7	5	3
Lease financing	24	—	1	—	—
International	4	1	1	—	—
Total loan charge-offs	257	161	144	122	118

Recoveries on loans previously charged-off:
Commercial	5	3	6	3	5
Real estate construction	—	—	1	1	—
Commercial mortgage	2	—	2	—	1
Residential mortgage	—	—	—	—	—
Consumer	—	1	1	1	—
Lease financing	1	—	—	1	—
International	1	—	1	—	—
Total recoveries	9	4	11	6	6
Net loan charge-offs	248	157	133	116	112
Provision for loan losses	312	203	192	165	170
Foreign currency translation adjustment	—	—	(1)	—	—
Balance at end of period	$880	$816	$770	$712	$663

Allowance for loan losses as a percentage of total loans	1.89%	1.68%	1.52%	1.38%	1.28%

Net loan charge-offs as a percentage of average total loans	2.08	1.26	1.04	0.90	0.86

Net credit-related charge-offs as a percentage of average total loans	2.08	1.26	1.04	0.90	0.86

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2009		2008
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$37	$38	$40	$31	$25
Less: Charge-offs on lending-related commitments (a)	—	—	—	—	1
Add: Provision for credit losses on lending-related commitments	(4)	(1)	(2)	9	7
Balance at end of period	$33	$37	$38	$40	$31

Unfunded lending-related commitments sold	$—	$—	$—	$—	$2

(a)   Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2009		2008
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$327	$258	$205	$206	$155
Real estate construction:
Commercial Real Estate business line	472	426	429	386	322
Other business lines	4	5	5	5	4
Total real estate construction	476	431	434	391	326
Commercial mortgage:
Commercial Real Estate business line	134	131	132	137	143
Other business lines	175	138	130	114	95
Total commercial mortgage	309	269	262	251	238
Residential mortgage	7	8	7	8	4
Consumer	7	8	6	4	5
Lease financing	—	2	1	—	—
International	4	6	2	3	3
Total nonaccrual loans	1,130	982	917	863	731
Reduced-rate loans	—	—	—	—	—
Total nonperforming loans	1,130	982	917	863	731
Foreclosed property	100	91	66	18	17
Total nonperforming assets	$1,230	$1,073	$983	$881	$748

Nonperforming loans as a percentage of total loans	2.43%	2.02%	1.82%	1.67%	1.41%
Nonperforming assets as a percentage of total loans and foreclosed property	2.64	2.20	1.94	1.71	1.44
Allowance for loan losses as a percentage of total nonperforming loans	78	83	84	82	91
Loans past due 90 days or more and still accruing	$210	$207	$125	$97	$112

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$982	$917	$863	$731	$538
Loans transferred to nonaccrual (a)	419	241	258	280	304
Nonaccrual business loan gross charge-offs (b)	(242)	(153)	(132)	(116)	(113)
Loans transferred to accrual status (a)	—	(4)	(11)	—	—
Nonaccrual business loans sold (c)	(10)	(3)	(14)	(18)	—
Payments/Other (d)	(19)	(16)	(47)	(14)	2
Nonaccrual loans at end of period	$1,130	$982	$917	$863	$731

(a) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b) Analysis of gross loan charge-offs:
Nonaccrual business loans	$242	$153	$132	$116	$113
Performing watch list loans	1	—	—	—	1
Consumer and residential mortgage loans	14	8	12	6	4
Total gross loan charge-offs	$257	$161	$144	$122	$118
(c) Analysis of loans sold:
Nonaccrual business loans	$10	$3	$14	$18	$—
Performing watch list loans	6	—	—	3	7
Total loans sold	$16	$3	$14	$21	$7

(d)   Includes net changes related to nonaccrual loans with balances less than $2 million, payments on non-accrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Six Months Ended
	June 30, 2009			June 30, 2008
(dollar amounts in millions)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Commercial loans (a) (b)	$26,413	$453	3.47%	$29,230	$786	5.41%
Real estate construction loans	4,417	65	2.97	4,827	130	5.40
Commercial mortgage loans	10,454	217	4.19	10,258	300	5.88
Residential mortgage loans	1,821	52	5.70	1,911	58	6.02
Consumer loans	2,573	48	3.72	2,499	69	5.53
Lease financing (c)	1,263	17	2.66	1,349	(8)	N/M
International loans	1,655	32	3.88	2,036	55	5.42
Business loan swap income (expense)	—	17	—	—	15	—
Total loans (b)	48,596	901	3.74	52,110	1,405	5.42

Auction-rate securities available-for-sale	1,098	9	1.60	—	—	—
Other investment securities available-for-sale	8,858	205	4.76	7,759	189	4.91
Total investment securities available-for-sale	9,956	214	4.40	7,759	189	4.91

Federal funds sold and securities purchased under agreements to resell	35	—	0.32	115	1	2.56
Interest-bearing deposits with banks	1,862	2	0.26	20	—	2.19
Other short-term investments	182	2	1.78	299	7	4.21
Total earning assets	60,631	1,119	3.73	60,303	1,602	5.34

Cash and due from banks	915			1,229
Allowance for loan losses	(872)			(630)
Accrued income and other assets	4,816			4,043
Total assets	$65,490			$64,945

Money market and NOW deposits (a)	$12,319	34	0.56	$15,063	125	1.67
Savings deposits	1,316	1	0.14	1,382	4	0.54
Customer certificates of deposit	8,788	113	2.60	8,161	148	3.64
Total interest-bearing core deposits	22,423	148	1.33	24,606	277	2.26
Other time deposits	5,699	82	2.89	7,482	139	3.73
Foreign office time deposits	702	1	0.33	1,190	19	3.29
Total interest-bearing deposits	28,824	231	1.62	33,278	435	2.63

Short-term borrowings	1,682	2	0.26	3,411	48	2.82
Medium- and long-term debt	14,461	96	1.33	10,949	199	3.66
Total interest-bearing sources	44,967	329	1.48	47,638	682	2.88

Noninterest-bearing deposits (a)	11,958			10,635
Accrued expenses and other liabilities	1,411			1,479
Total shareholders’ equity	7,154			5,193
Total liabilities and shareholders’ equity	$65,490			$64,945

Net interest income/rate spread (FTE)		$790	2.25		$920	2.46

FTE adjustment		$4			$2

Impact of net noninterest-bearing sources of funds			0.38			0.61
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c)			2.63%			3.07%

N/M - Not meaningful
(a) FSD balances included above:
Loans (primarily low-rate)	$214	$2	1.84%	$635	$4	1.23%
Interest-bearing deposits	534	2	0.65	1,044	12	2.31
Noninterest-bearing deposits	1,342		1,858
(b) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.01)%			(0.10)%
Total loans			(0.01)			(0.05)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)		—				(0.02)

(c)          2008 net interest income declined $30 million and the net interest margin declined 10 basis points due to a tax-related non-cash lease income charge. Excluding this charge, the net interest margin would have been 3.17%.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	June 30, 2009			March 31, 2009			June 30, 2008
(dollar amounts in millions)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Commercial loans (a) (b)	$25,657	$225	3.55%	$27,180	$228	3.39%	$29,280	$357	4.90%
Real estate construction loans	4,325	32	2.95	4,510	33	2.99	4,843	59	4.89
Commercial mortgage loans	10,476	108	4.17	10,431	109	4.22	10,374	141	5.47
Residential mortgage loans	1,795	26	5.74	1,846	26	5.66	1,906	29	6.03
Consumer loans	2,572	24	3.65	2,574	24	3.79	2,549	32	5.06
Lease financing (c)	1,227	8	2.48	1,300	9	2.82	1,352	(19)	N/M
International loans	1,596	16	3.90	1,715	16	3.85	2,063	25	4.86
Business loan swap income	—	9	—	—	8	—	—	10	—
Total loans (b)	47,648	448	3.77	49,556	453	3.70	52,367	634	4.87

Auction-rate securities available-for-sale	1,052	4	1.48	1,108	5	1.71	—	—	—
Other investment securities available-for-sale	8,734	100	4.70	9,018	105	4.82	8,296	101	4.89
Total investment securities available-for-sale	9,786	104	4.35	10,126	110	4.46	8,296	101	4.89

Federal funds sold and securities purchased under agreements to resell	13	—	0.33	57	—	0.32	150	1	2.17
Interest-bearing deposits with banks	1,876	1	0.28	1,848	1	0.23	20	—	1.61
Other short-term investments	199	1	1.88	165	1	1.67	255	2	3.90
Total earning assets	59,522	554	3.75	61,752	565	3.71	61,088	738	4.86

Cash and due from banks	881			950			1,217
Allowance for loan losses	(913)			(832)			(664)
Accrued income and other assets	4,766			4,867			4,322
Total assets	$64,256			$66,737			$65,963

Money market and NOW deposits (a)	$12,304	15	0.49	$12,334	19	0.63	$14,784	46	1.26
Savings deposits	1,354	—	0.11	1,278	1	0.18	1,405	2	0.45
Customer certificates of deposit	8,721	55	2.53	8,856	58	2.67	8,037	64	3.20
Total interest-bearing core deposits	22,379	70	1.26	22,468	78	1.41	24,226	112	1.86
Other time deposits	5,124	36	2.75	6,280	46	3.01	7,707	61	3.21
Foreign office time deposits	734	—	0.26	670	1	0.42	1,183	8	2.77
Total interest-bearing deposits	28,237	106	1.50	29,418	125	1.73	33,116	181	2.20

Short-term borrowings	1,010	—	0.20	2,362	2	0.29	3,326	19	2.33
Medium- and long-term debt	14,002	44	1.27	14,924	52	1.40	12,041	95	3.15
Total interest-bearing sources	43,249	150	1.40	46,704	179	1.55	48,483	295	2.45

Noninterest-bearing deposits (a)	12,546			11,364			10,648
Accrued expenses and other liabilities	1,308			1,514			1,639
Total shareholders’ equity	7,153			7,155			5,193
Total liabilities and shareholders’ equity	$64,256			$66,737			$65,963

Net interest income/rate spread (FTE)		$404	2.35		$386	2.16		$443	2.41

FTE adjustment		$2			$2			$1

Impact of net noninterest-bearing sources of funds			0.38			0.37			0.50
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c)			2.73%			2.53%			2.91%

N/M - Not meaningful
(a) FSD balances included above:
Loans (primarily low-rate)	$216	$1	1.71%	$212	$1	1.97%	$469	$2	1.42%
Interest-bearing deposits	452	1	0.70	617	1	0.61	994	4	1.81
Noninterest-bearing deposits	1,414			1,269			1,823
(b) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.01)%			(0.01)%			(0.06)%
Total loans			(0.01)			(0.01)			(0.03)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			—			(0.01)			(0.01)

(c)    Second quarter 2008 net interest income declined $30 million and the net interest margin declined 19 basis points due to a tax-related non-cash lease income charge. Excluding this charge, the net interest margin would have been 3.10%.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions, except per share data)	2009	2009	2008	2008	2008

Commercial loans:
Floor plan	$1,492	$1,763	$2,341	$2,151	$2,645
Other	23,430	24,668	25,658	26,453	26,118
Total commercial loans	24,922	26,431	27,999	28,604	28,763
Real estate construction loans:
Commercial Real Estate business line	3,500	3,711	3,831	3,937	4,013
Other business lines	652	668	646	628	671
Total real estate construction loans	4,152	4,379	4,477	4,565	4,684
Commercial mortgage loans:
Commercial Real Estate business line	1,728	1,659	1,619	1,668	1,620
Other business lines	8,672	8,855	8,870	8,920	8,884
Total commercial mortgage loans	10,400	10,514	10,489	10,588	10,504
Residential mortgage loans	1,759	1,836	1,852	1,863	1,879
Consumer loans:
Home equity	1,801	1,791	1,781	1,693	1,649
Other consumer	761	786	811	951	945
Total consumer loans	2,562	2,577	2,592	2,644	2,594
Lease financing	1,234	1,232	1,343	1,360	1,351
International loans	1,523	1,655	1,753	1,931	1,976
Total loans	$46,552	$48,624	$50,505	$51,555	$51,751

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	9	10	11	12	12

Tier 1 common capital ratio (a) (b)	7.65%	7.32%	7.08%	6.67%	6.79%
Tier 1 risk-based capital ratio (b)	11.57	11.06	10.66	7.32	7.45
Total risk-based capital ratio (b)	15.96	15.36	14.72	11.19	11.21
Leverage ratio (b)	12.12	11.65	11.77	8.57	8.53
Tangible common equity ratio (a)	7.55	7.27	7.21	7.60	7.47

Book value per common share	$32.70	$33.32	$33.31	$33.89	$33.78
Market value per share for the quarter:
High	26.47	21.20	37.01	43.99	40.62
Low	16.03	11.72	15.05	19.31	25.61
Close	21.15	18.31	19.85	32.79	25.63

Quarterly ratios:
Return on average common shareholders’ equity	(1.25)%	(1.90)%	0.19%	2.25%	4.25%
Return on average assets	0.11	0.06	0.12	0.18	0.33
Efficiency ratio	72.75	66.61	68.19	75.53	63.02

Number of banking centers	441	440	439	424	416

Number of employees - full time equivalent	9,497	9,696	10,186	10,347	10,530

(a)          See Reconciliation of Non-GAAP Financial Measures

(b)         June 30, 2009 ratios are estimated

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	June 30,	December 31,	June 30,
(in millions, except share data)	2009	2008	2008

ASSETS
Cash and due from subsidiary bank	$5	$11	$4
Short-term investments with subsidiary bank	2,223	2,329	179
Other short-term investments	80	80	105
Investment in subsidiaries, principally banks	5,700	5,690	5,818
Premises and equipment	4	5	4
Other assets	190	210	169
Total assets	$8,202	$8,325	$6,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$985	$1,002	$967
Other liabilities	124	171	230
Total liabilities	1,109	1,173	1,197

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 6/30/09 and 12/31/08	2,140	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 06/30/09, 12/31/08 and 06/30/08	894	894	894
Capital surplus	731	722	576
Accumulated other comprehensive loss	(342)	(309)	(207)
Retained earnings	5,257	5,345	5,451
Less cost of common stock in treasury - 27,620,471 shares at 6/30/09, 28,244,967 shares at 12/31/08 and 28,281,490 shares at 6/30/08	(1,587)	(1,629)	(1,632)
Total shareholders’ equity	7,093	7,152	5,082
Total liabilities and shareholders’ equity	$8,202	$8,325	$6,279

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

	Nonredeemable	Common Stock			Accumulated Other			Total
(in millions, except per share data)	Preferred Stock	Shares Outstanding	Amount	Capital Surplus	Comprehensive Loss	Retained Earnings	Treasury Stock	Shareholders’ Equity

BALANCE AT JANUARY 1, 2008	$—	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117
Net income	—	—	—	—	—	165	—	165
Other comprehensive loss, net of tax	—	—	—	—	(30)	—	—	(30)
Total comprehensive income								135
Cash dividends declared on common stock ($1.32 per share)	—	—	—	—	—	(199)	—	(199)
Net issuance of common stock under employee stock plans	—	0.5	—	(19)	—	(12)	29	(2)
Share-based compensation	—	—	—	31	—	—	—	31
BALANCE AT JUNE 30, 2008	$—	150.5	$894	$576	$(207)	$5,451	$(1,632)	$5,082

BALANCE AT JANUARY 1, 2009	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	27	—	27
Other comprehensive loss, net of tax	—	—	—	—	(33)	—	—	(33)
Total comprehensive loss								(6)
Cash dividends declared on preferred stock	—	—	—	—	—	(57)	—	(57)
Cash dividends declared on common stock ($0.10 per share)	—	—	—	—	—	(15)	—	(15)
Purchase of common stock	—	(0.1)	—	—	—	—	(1)	(1)
Accretion of discount on preferred stock	11	—	—	—	—	(11)	—	—
Net issuance of common stock under employee stock plans	—	0.7	—	(14)	—	(32)	43	(3)
Share-based compensation	—	—	—	18	—	—	—	18
Other	—	—	—	5	—	—	—	5
BALANCE AT JUNE 30, 2009	$2,140	151.1	$894	$731	$(342)	$5,257	$(1,587)	$7,093

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

(dollar amounts in millions) Three Months Ended June 30, 2009	Business Bank	Retail Bank	Wealth & Institutional Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$328	$128	$40	$(101)	$9	$404
Provision for loan losses	252	42	13	—	5	312
Noninterest income	50	46	73	124	5	298
Noninterest expenses	157	167	77	7	21	429
Provision (benefit) for income taxes (FTE)	(36)	(17)	8	8	(20)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$5	$(18)	$15	$8	$8	$18
Net credit-related charge-offs	$211	$29	$8	$—	$—	$248

Selected average balances:
Assets	$37,521	$6,693	$4,965	$12,320	$2,757	$64,256
Loans	36,760	6,115	4,776	3	(6)	47,648
Deposits	14,827	17,666	2,599	5,669	22	40,783
Liabilities	15,110	17,639	2,593	21,484	277	57,103
Attributed equity	3,353	648	373	1,140	1,639	7,153

Statistical data:
Return on average assets (a)	0.05%	(0.40)%	1.21%	N/M	N/M	0.11%
Return on average attributed equity	0.58	(11.41)	16.11	N/M	N/M	(1.25)
Net interest margin (b)	3.58	2.90	3.29	N/M	N/M	2.73
Efficiency ratio	41.79	95.00	69.77	N/M	N/M	72.75

Three Months Ended March 31, 2009	Business Bank	Retail Bank	Wealh & Institutional Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$312	$126	$36	$(99)	$11	$386
Provision for loan losses	177	23	10	—	(7)	203
Noninterest income	93	46	70	20	(6)	223
Noninterest expenses	157	161	75	4	—	397
Provision (benefit) for income taxes (FTE)	15	(5)	8	(33)	16	1
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$56	$(7)	$13	$(50)	$(3)	$9
Net credit-related charge-offs	$123	$26	$8	$—	$—	$157

Selected average balances:
Assets	$39,505	$6,875	$4,870	$12,703	$2,784	$66,737
Loans	38,527	6,284	4,750	(4)	(1)	49,556
Deposits	14,040	17,391	2,429	6,786	136	40,782
Liabilities	14,372	17,366	2,418	24,915	511	59,582
Attributed equity	3,346	658	340	1,177	1,634	7,155

Statistical data:
Return on average assets (a)	0.57%	(0.16)%	1.10%	N/M	N/M	0.06%
Return on average attributed equity	6.78	(4.48)	15.80	N/M	N/M	(1.90)
Net interest margin (b)	3.28	2.93	3.11	N/M	N/M	2.53
Efficiency ratio	38.55	94.01	74.09	N/M	N/M	66.61

Three Months Ended June 30, 2008	Business Bank	Retail Bank	Wealh & Institutional Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$296	$146	$37	$(28)	$(8)	$443
Provision for loan losses	123	29	5	—	13	170
Noninterest income	92	54	74	18	4	242
Noninterest expenses	185	161	83	2	(8)	423
Provision (benefit) for income taxes (FTE)	23	3	9	(7)	8	36
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$57	$7	$14	$(5)	$(17)	$56
Net credit-related charge-offs	$96	$14	$3	$—	$—	$113

Selected average balances:
Assets	$42,335	$7,100	$4,646	$10,333	$1,549	$65,963
Loans	41,510	6,348	4,502	5	2	52,367
Deposits	15,384	17,043	2,493	8,409	435	43,764
Liabilities	16,156	17,041	2,501	24,334	738	60,770
Attributed equity	3,278	657	333	948	(23)	5,193

Statistical data:
Return on average assets (a)	0.53%	0.15%	1.19%	N/M	N/M	0.33%
Return on average attributed equity	6.86	4.13	16.57	N/M	N/M	4.25
Net interest margin (b)	2.86	3.45	3.29	N/M	N/M	2.91
Efficiency ratio	49.26	80.61	75.20	N/M	N/M	63.02

(a)          Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b)         Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE — Fully Taxable Equivalent

N/M — Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

(dollar amounts in millions) Three Months Ended June 30, 2009	Midwest	Western	Texas	Florida	Other Markets	International	Finance & Other Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$200	$154	$73	$11	$41	$17	$(92)	$404
Provision for loan losses	119	90	28	20	43	7	5	312
Noninterest income	92	32	21	3	13	8	129	298
Noninterest expenses	186	113	60	9	25	8	28	429
Provision (benefit) for income taxes (FTE)	(13)	(10)	1	(7)	(20)	4	(12)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$—	$(7)	$5	$(8)	$6	$6	$16	$18
Net credit-related charge-offs	$99	$70	$11	$23	$42	$3	$—	$248

Selected average balances:
Assets	$18,122	$14,901	$7,798	$1,820	$4,488	$2,050	$15,077	$64,256
Loans	17,427	14,684	7,547	1,820	4,157	2,016	(3)	47,648
Deposits	17,166	10,717	4,496	331	1,582	800	5,691	40,783
Liabilities	17,461	10,625	4,505	321	1,643	787	21,761	57,103
Attributed equity	1,568	1,358	694	182	415	157	2,779	7,153

Statistical data:
Return on average assets (a)	0.01%	(0.19)%	0.23%	(1.78)%	0.53%	1.13%	N/M	0.11%
Return on average attributed equity	0.10	(2.13)	2.63	(17.76)	5.77	14.71	N/M	(1.25)
Net interest margin (b)	4.56	4.20	3.88	2.44	4.00	3.27	N/M	2.73
Efficiency ratio	63.68	60.67	63.98	66.24	48.44	30.99	N/M	72.75

Three Months Ended March 31, 2009	Midwest	Western	Texas	Florida	Other Markets	International	Finance & Other Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$194	$146	$70	$11	$39	$14	$(88)	$386
Provision for loan losses	83	88	9	15	15	—	(7)	203
Noninterest income	127	36	21	3	14	8	14	223
Noninterest expenses	194	104	58	8	21	8	4	397
Provision (benefit) for income taxes (FTE)	15	(3)	9	(3)	(5)	5	(17)	1
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$29	$(7)	$15	$(6)	$22	$9	$(53)	$9
Net credit-related charge-offs	$54	$76	$8	$12	$6	$1	$—	$157

Selected average balances:
Assets	$19,139	$15,443	$8,069	$1,869	$4,553	$2,177	$15,487	$66,737
Loans	18,267	15,253	7,847	1,878	4,246	2,070	(5)	49,556
Deposits	16,699	10,640	4,198	253	1,357	713	6,922	40,782
Liabilities	17,014	10,571	4,211	245	1,413	702	25,426	59,582
Attributed equity	1,604	1,375	680	152	383	150	2,811	7,155

Statistical data:
Return on average assets (a)	0.63%	(0.18)%	0.72%	(1.29)%	1.89%	1.69%	N/M	0.06%
Return on average attributed equity	7.57	(1.98)	8.54	(15.87)	22.45	24.55	N/M	(1.90)
Net interest margin (b)	4.30	3.91	3.62	2.31	3.65	2.74	N/M	2.53
Efficiency ratio	59.91	57.17	64.45	61.06	44.70	33.86	N/M	66.61

Three Months Ended June 30, 2008	Midwest	Western	Texas	Florida	Other Markets	International	Finance & Other Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$172	$171	$74	$12	$36	$14	$(36)	$443
Provision for loan losses	24	113	6	7	7	—	13	170
Noninterest income	136	34	22	4	16	8	22	242
Noninterest expenses	205	115	63	11	25	10	(6)	423
Provision (benefit) for income taxes (FTE)	27	(3)	10	(1)	(3)	5	1	36
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$52	$(20)	$17	$(1)	$23	$7	$(22)	$56
Net credit-related charge-offs	$42	$59	$3	$8	$1	$—	$—	$113

Selected average balances:
Assets	$19,846	$17,269	$8,063	$1,854	$4,633	$2,416	$11,882	$65,963
Loans	19,224	16,945	7,795	1,851	4,244	2,301	7	52,367
Deposits	16,021	12,346	4,061	306	1,410	776	8,844	43,764
Liabilities	16,716	12,327	4,076	302	1,501	776	25,072	60,770
Attributed equity	1,649	1,337	614	118	389	161	925	5,193

Statistical data:
Return on average assets (a)	1.05%	(0.46)%	0.81%	(0.34)%	1.94%	1.24%	N/M	0.33%
Return on average attributed equity	12.65	6.00	10.66	(5.31)	23.08	18.68	N/M	4.25
Net interest margin (b)	3.59	4.05	3.79	2.51	3.40	2.45	N/M	2.91
Efficiency ratio	69.49	56.19	65.55	71.18	48.87	44.63	N/M	63.02

(a)   Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b)   Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE — Fully Taxable Equivalent

N/M — Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollar amounts in millions)	2009	2009	2008	2008	2008
Tier 1 capital (a) (b)	$7,774	$7,760	$7,805	$5,576	$5,635
Less:
Fixed rate cumulative perpetual preferred stock	2,140	2,134	2,129	—	—
Trust preferred securities	495	495	495	495	495
Tier 1 common capital (b)	5,139	5,131	5,181	5,081	5,140
Risk-weighted assets (a) (b)	67,202	70,135	73,207	76,156	75,677
Tier 1 common capital ratio (b)	7.65%	7.32%	7.08%	6.67%	6.79%

Total shareholders’ equity	$7,093	$7,183	$7,152	$5,100	$5,082
Less:
Fixed rate cumulative perpetual preferred stock	2,140	2,134	2,129	—	—
Goodwill	150	150	150	150	150
Other intangible assets	10	11	12	12	12
Tangible common equity	$4,793	$4,888	$4,861	$4,938	$4,920
Total assets	$63,630	$67,370	$67,548	$65,153	$66,003
Less:
Goodwill	150	150	150	150	150
Other intangible assets	10	11	12	12	12
Tangible assets	$63,470	$67,209	$67,386	$64,991	$65,841
Tangible common equity ratio	7.55%	7.27%	7.21%	7.60%	7.47%

(a)          Tier 1 capital and risk-weighted assets as defined by regulation.

(b)         June 30, 2009 Tier 1 capital and risk-weighted assets are estimated.